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                                                                    Exhibit 10.1

                       FORM OF SECOND AMENDED AND RESTATED
                       AIRLINE CHARTER ASSOCIATE AGREEMENT

     This SECOND AMENDED AND RESTATED AIRLINE CHARTER ASSOCIATE AGREEMENT (this "Agreement") is made and entered into as of this ___ day of December, 2003 (the "IPO Date"), by and between Orbitz, LLC, a Delaware limited liability company ("Company") and the undersigned airline ("Airline"). For the purposes of this Agreement, the term "Airline" will include all Affiliates of Airline that operate Air Travel.

                                  INTRODUCTION

     WHEREAS, Company and Airline entered into that certain Amended and Restated Airline Charter Associate Agreement, dated as of May 9, 2000 (the "Charter Agreement") in connection with the formation of the Company pursuant to which Airline agreed to participate in the Company Site as an Airline Charter Associate on the terms and conditions set forth in the Charter Agreement;

     WHEREAS, Company and Airline amended the Charter Agreement pursuant to the First Amendment to Airline Charter Associate Agreement, dated as of May 19, 2001 to: (1) revise the definition of the term "Launch Date", as set forth in Section
2.3 of the Charter Agreement, to be June 1, 2001; (2) amend and restate Exhibit C to the Charter Agreement, in its entirety; and (3) revise the definition of "Effective Date", as set forth in the first paragraph of the Charter Agreement, to be May 19, 2001;

     WHEREAS, in connection with a contemplated initial public offering of Orbitz, Inc., a Delaware corporation (the "IPO"), Airline will exchange all of its membership interests in the Company for shares of capital stock of Orbitz, Inc.; and

     WHEREAS, in connection with the IPO, Company and Airline desire to amend and restate the Charter Agreement in its entirety;

     NOW, THEREFORE, it is mutually agreed that:

1. DEFINITIONS. The terms defined in EXHIBIT A will have the meaning assigned to them for the purposes of this Agreement.

2.   AIRLINE PARTICIPATION IN THE COMPANY SITE.

     2.1  SCHEDULE, FARE AND SEAT AVAILABILITY INFORMATION.

          (a) Airline shall use reasonable commercial efforts to provide complete, timely, and accurate information on its Schedules, Published Fares, and Seat Availability (together, "AIR TRAVEL INFORMATION") to Company at no charge and with the same frequency, and no later than, Airline provides Air Travel Information to its Airline Internet Site, Airline Internal Reservation System, or Alliance Partner Site. Airline shall provide Company with nondiscriminatory access to Seat Availability for Published Fares for passengers yielding comparable net revenue values in comparable fare classes in the Airline Internal Reservation System, Airline Internet Site, or Alliance Partner Site. Airline shall provide Air Travel

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Information in a manner so that all such data is available to Company for airline bookings on the Company Site without the need for a link to the Airline Internal Reservation System, Airline Internet Site, or Alliance Partner Site.

          (b) To the extent that Airline offers any of the following in connection with the display or sale of Air Travel fulfilled through an Internet Travel Provider Site: (i) Published Fares, (ii) Schedules, (iii) Seat Availability, (iv) Service Enhancements, (v) frequent flyer program account information, (vi) frequent flyer promotions (including, but not limited to, mileage promotions), (vii) functionality or processing of frequent flyer transactions, or (viii) the purchase, sale or redemption of frequent flyer miles, Airline shall offer Company the same on a MFN Basis.

          (c) Company acknowledges and agrees that, as between Company and Airline, Airline is the owner of (i) all information provided by Airline to Company pursuant to Sections 2.1(a) and (b), and (ii) all other Airline information relating to, derived from, or used to create Fares, Schedules, Seat Availability, Airline reservations, passenger name records (PNRs) relating to Airline passengers, Airline tickets sold, real time flight information, and all related data (all such information described in the preceding (i) and (ii) collectively referred to as the "AIRLINE DATA"). Airline hereby grants to Company, during the Term, a limited, non-exclusive, non-assignable, non-transferable license, without the right to sublicense, to use the Airline Data, solely for purposes of Company advertising and promotions (subject to the terms of Section 5 hereof) and for operating the Company Site; provided, that any such use may not involve Company disclosing the Airline Data to any third party. Airline retains all right, title and interest in and to the Airline Data and all copyright and other intellectual property rights relating thereto, subject to the license granted herein to Company. Company shall not sell, transfer, license, market or otherwise distribute the Airline Data to third parties without Airline's prior written consent.

          (d) Notwithstanding Section 2.1(c), Company may (i) create customer profiles of Persons purchasing Airline services from the Company and offer targeted promotions to such Persons, and (ii) offer to Persons purchasing Airline services other non-Airline products and services such as hotel, rental car, cruise line, vacation package, insurance, credit card, and other products and services; provided, however, that in all cases Company shall not (x) offer the Airline Data directly or indirectly to any other air carrier, (y) use the Airline Data for the direct benefit of any other air carrier or (z) use the Airline Data for promotions or customer offers unless the Airline Data is included as part of a larger generic database of airline customers which includes all airline customers on the Company Site in a city, city pair, country pair, region or other demographic market or geographic area, such that the database could not be used to identify Airline's passengers, Airline's frequent flyer members or purchasers of Airline's services through the Company Site.

          (e) The inadvertent and infrequent failure by Airline to comply with its obligations set forth in Section 2.1(a) or (b) shall not be considered a breach hereof so long as, once discovered by Airline or brought to its attention, Airline prospectively cures such failure to comply as soon as reasonably practicable but in any event within twenty-four (24) hours in the case of obligations set forth in Section 2.1(a) and seven (7) days in the case of obligations set forth in Section 2.1(b).

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     2.2  MARKETING SUPPORT.

          (a) Airline shall provide Company with In-Kind Promotions in each twelve (12) month period in an amount equal to five percent (5%) of Airline's Travel Revenue during the immediately preceding twelve (12) month period not to exceed two million U.S. dollars (US$2,000,000) during any twelve (12) month period. Airline's In-Kind Promotions shall be implemented in accordance with the valuation methodology set forth in EXHIBIT B. Company and Airline shall mutually determine the timing and value of each In-Kind Promotion by mutual agreement of the parties. In the event Company and Airline cannot agree on the timing and value of each In-Kind Promotion, the timing and values used during the immediately preceding period will apply. If either party proposes In-Kind Promotions that are not listed in EXHIBIT B, the parties shall work together in good faith to value such In-Kind Promotions. Airline's In-Kind Promotions shall be used solely to promote Company's primary Internet site unless otherwise agreed by the parties.

          (b) The parties shall mutually determine a promotional plan to implement In-Kind Promotions to satisfy the Airline's obligations and the schedule for such promotions. Promotional plans shall be prepared on a calendar quarter basis at least thirty (30) days in advance of each calendar quarter. Airline shall provide such In-Kind Promotions in accordance with such plans and schedules.

          (c) Company shall provide Airline with a quarterly report of Airline's In-Kind Promotions completed and the balance of Airline's obligation to provide In-Kind Promotions as described above.

     2.3 Company and Airline shall each assign individuals to serve as account managers who shall be responsible for the implementation of this Agreement. Each party may change its account manager upon written notice to the other party.

     2.4 For Services provided by Company to Airline, Airline agrees to pay Company the greater of (i) the amount determined by Airline from time to time or
(ii) the amount per transaction set forth in EXHIBIT C. Company agrees that during the Term it will not charge any other airline for similar Services any amounts that are lower than the amounts set forth on EXHIBIT C.

     2.5 Notwithstanding paragraphs 2.1(a), 2.1(b), and 2.1(e), in the event that Airline is legally obligated or compelled by any law, tariff, rule, regulation, ordinance, order, judgment, decree, injunction, writ, statute, contract or consent decree (including any amendments thereto) to provide any of its Fares to an Internet Travel Provider Site, CRS, or computerized reservation system due to any ownership by Airline of securities of Company or an Affiliate of Company, then only for the period such legal obligation or compulsion shall be in force, the term "Published Fares" as used in Sections 2.1(a) and 2.1(b) shall automatically be deemed to be deleted and changed to "CRS Fares".

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3.   OBLIGATIONS OF COMPANY.

     3.1 Company agrees to display Airline's Air Travel Information on the Company Site in accordance with this Section 3.1. Except in response to a Customer Request, Company shall display all Airline Information in an Unbiased Manner.

     3.2 On a quarterly basis, Company shall pay Airline sixty percent (60%) of the rebate earned directly or indirectly by Company from its CRS supplier(s) for transactions relating to Airline tickets sold through the Company Site (the "QUARTERLY REBATE"). In no event shall the Quarterly Rebate, when divided by the number of Airline tickets issued by the Company Site during a calendar quarter period, be (a) less than one U.S. dollar (US$1.00) per ticket or (b) more than three U.S. dollars (US$3.00) per ticket. Company shall pay the Quarterly Rebate within sixty (60) days following the close of each calendar quarter period. Airline has the right to audit the rebate calculation at its expense and in a commercially reasonable manner at a mutually agreed upon time and location.

     3.3 During the Term, Company shall provide Airline and other Airline Charter Associates with (i) the same terms and conditions for the commercial arrangements set forth in Section 2 (Airline Participation in the Company Site) and Section 3 (Obligations of the Company), and (ii) the opportunity to participate in Company in-kind promotions, opportunities to sell Airline's tickets on the Company Site through tour or travel packages that bundle air transportation, car rental and hotel services, Company air travel promotions, prices charged by the Company for Airline Charter Associates to advertise on the Company Site and other Company marketing programs and opportunities on substantially equal commercial terms that are equal to or better than the most favorable terms offered by Company to any other airline, regardless of sales volume.

     3.4 Company shall be entitled to suspend the payment of the Quarterly Rebate to Airline, and withhold from Airline the benefits described in Sections
3.2 and 3.3 above, (i) if Airline has failed to provide Company with In-Kind Promotions in accordance with Section 2.2, or (ii) if Airline and Company have been unable to reach agreement on the promotional plan described in Section 2.2(b); provided, that the exercise of Company's right to suspend payment shall be without prejudice to any other remedies Company may have for breach of this Agreement.

     3.5 At the request of Airline, Company shall, subject to technical and financial constraints, use its reasonable business efforts to connect directly to the Airline Internal Reservation System for Published Fares, Schedules and Seat Availability information so as to eliminate the need for a CRS link for such data; provided, the presence or absence of any financial incentives to Company from one or more CRS shall not be considered a technical or financial constraint or used for purposes of determining reasonable business efforts.

     3.6 The parties agree to undertake reasonable commercial efforts to develop and implement distribution technologies that lower the cost of distributing Airline's products and services through the Company Site, including but not limited to electronic ticketing and interline e-ticketing.

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     3.7  During the Term, without the prior written consent of Airline, Company shall not impose any restrictions or conditions with respect to the sale of Airline's products and services through the Company Site that are not imposed equally on sales of all other airline products and services and shall not engage in any other conduct that is intended or is reasonably likely to disparage or otherwise adversely impact Airline in a disparate manner to other airlines.

4.   CONFIDENTIALITY.

     Each party shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party, including, without limitation, taking at least those measures that it takes to protect its own highly confidential information. Upon the expiration or termination of this Agreement, each party shall deliver to the other party all of such other party's Confidential Information that such party may have in its possession or control. Neither party shall disclose any terms of this Agreement to any third party if such disclosure is without the consent of the other party, except to such party's accountants, attorneys and other professional advisors, provided such advisors ate bound by a duty of confidentiality. Upon the execution of this Agreement, each party may issue one or more press releases disclosing the execution of this Agreement and each party shall use its reasonable business efforts to coordinate all such press releases with the other party hereto.

5.   PROPRIETARY MARKS.

     During the Term, subject to the terms of this Section 5, Company may refer to the trade name of Airline ("AIRLINE MARKS"), solely for the purpose of fairly and accurately describing and referring to the Company Site. Without limiting the foregoing, Company may identify Airline as an Airline Charter Associate by adding a suitable descriptive explanation on the Company Site, on promotional material for the Company Site, and in non-advertising textual materials, including for example press releases, product announcements, and general corporate communications. Company shall inform Airline of the details of any use of the Airline Marks. Company agrees not to use the Airline Marks in any manner that could reasonably be expected to have an adverse impact on the goodwill attached to such Airline Marks or on the corporate image of Airline. In such circumstances, Airline shall have the right to reasonably request Company to cease or to modify any particular use.

6.   TERM OF AGREEMENT.

     6.1  TERM.

          (a) This Agreement will commence on the IPO Date, and will continue for an initial term through December 31, 2013; PROVIDED, Airline may terminate this Agreement for any reason or no reason upon thirty (30) days prior written notice to Company. After the initial term, this Agreement will continue in effect; PROVIDED, either party may terminate this Agreement for any reason or no reason upon thirty (30) days prior written notice to the other party.

          (b) The effectiveness of this Agreement is contingent upon the consummation of the IPO. If, for any reason, the IPO is not consummated, this Agreement shall be null and void and the Charter Agreement, as previously amended, shall remain in effect in accordance with its terms.

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     6.2  TERMINATION FOR BREACH. Either party may terminate this Agreement at any time if the other party is in breach of its obligations hereunder and has failed to fully cure such breach within thirty (30) days following the breaching party's receipt of notice of such breach; provided, that with respect to a breach of this Agreement by Airline under Section 2.1(a) or (b), the Company may terminate this Agreement if Airline's breach of Section 2.1(a) or (b) is not remedied as provided in Section 2.1(e); and provided further that Company's breach of the Airline Reporting Corporation Agent Reporting Agreement with the Airline Reporting Corporation or the addendum of Airline to that agreement shall be automatically deemed a breach of this Agreement permitting Airline to terminate this Agreement unless such breach is cured by Company within thirty
(30) days following Company's receipt of notice of such breach.

     6.3 SURVIVAL. The obligations of the parties under Sections 4 and 8 will survive the expiration or any termination of this Agreement for a period of five
(5) years. In the event that this Agreement is terminated at a time when Airline has not satisfied its obligation to provide In- Kind Promotions under Section 2, such obligation will survive the termination of this Agreement as to the balance of In-Kind Promotions owed to Company as of the effective date of termination; provided, that Airline may satisfy such obligation through In-Kind Promotions or through an equivalent cash payment to Company.

7.   NO EXCLUSIVITY.

     The relationship between Airline and Company as set forth in this Agreement will be non-exclusive. Therefore, subject to Section 2, Airline may participate in other Internet travel sites similar to the Company Site, and this Agreement will not confer any rights on one party to restrict the other party's ability to offer Published Fares or to do business, or choose not to do business, with any other airline, Internet Travel Provider Site or any other entities.

8.   INDEMNITY AND WARRANTIES.

     8.1 WARRANTY DISCLAIMER. During the Term, Company shall use reasonable efforts to maintain the availability of the Company Site but is not responsible or liable for any interruptions or delays in the operation of the Company Site. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED OR ARISING BY STATUTE, CUSTOM, COURSE OF DEALING OR TRADE USAGE, WITH RESPECT TO THE SUBJECT MATTER HEREOF, IN CONNECTION WITH THIS AGREEMENT. EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     8.2  INDEMNITY.

          (a) Company will indemnify, defend, and hold harmless Airline, its directors, officers, employees, and agents (each, an "INDEMNIFIED PARTY") from and against all Losses connected with the furnishing of any services or data by Company pursuant to this Agreement (including but not limited to actual or alleged infringement or misappropriation of any trade name, patent, copyright, trade secret or other property right based on any software, program, service and/or other materials furnished by Company hereunder, including the Company
Site);

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provided, the foregoing shall not apply to the extent of claims or liabilities resulting from the negligence or willful misconduct of Airline, its directors, officers, employees or agents.

          (b) If any action, claim or other proceeding shall be brought against any Indemnified Party, and it shall notify Company of the commencement thereof, Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any action, claim or proceeding in which both Company, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the reasonable expense of Company and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that Company shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without Company's written consent, which consent shall not be unreasonably withheld.

9.   GENERAL PROVISIONS.

     9.1 NONASSIGNMENT/BINDING AGREEMENT. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred, in whole or in part; PROVIDED, HOWEVER, either party may assign all of its rights and obligations hereunder in connection with a sale of all or substantially all of its assets, or a merger or consolidation, without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of this Section 9.1 will be null and void.

     9.2 INDEPENDENT CONTRACTORS. The relationship of the parties under this Agreement is that of independent contractors. Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

     9.3 NOTICES. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate or
(c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth on the signature page of this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this Section 9.3. Notices will be considered to have been given as of the date

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received by the intended recipient. Address for notices shall be as listed for
Company and Airline on the signature page of this Agreement.

     9.4 WAIVER. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed as a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

     9.5 SEVERABILITY. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

     9.6 INTEGRATION. This Agreement (including the Exhibits hereto), contains the entire agreement of the parties with respect to the subject matter addressed herein and supersede all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

     9.7 GOVERNING LAW. This Agreement will be interpreted and construed in accordance with the laws of the State of Delaware and the United States of America, without regard to conflict of law principles. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Delaware and each party hereby consents to the personal jurisdiction thereof.

     9.8 COMPLIANCE WITH LAWS. The Company agrees to operate the Company Site in accordance with all applicable laws and regulations.

     9.9 LIMITATION OF LIABILITY. EXCEPT FOR INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 8.2 RELATING TO LIABILITIES TO THIRD PARTIES WITH RESPECT TO ACTUAL OR ALLEGED INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS, AND EXCEPT FOR A BREACH OF ANY CONFIDENTIALITY OBLIGATIONS HEREUNDER, NO

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PARTY WILL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST
REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM
THIS AGREEMENT OR ANY BREACH HEREOF.

     9.10 ANTI-FRAUD MEASURES. Company agrees to use reasonable commercial efforts to prevent ticket and payment (including credit card) fraud with respect to tickets issued by Company for travel on Airline.

     9.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

                         (SIGNATURES ON FOLLOWING PAGE)

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ORBITZ, LLC.:                                  [AIRLINE]


--------------------------------------------   ---------------------------------
By:                                            By:
   -----------------------------------------      ------------------------------
Its:                                           Its:
   -----------------------------------------      ------------------------------

ADDRESS FOR NOTICES PURSUANT TO SECTION 9.3:

If to Company:                                 If to Airline:


Orbitz, LLC                                    [NOTICE ADDRESS]
200 South Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attention:__________________
Phone:______________________
Fax:________________________

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                                    EXHIBIT A

     For purposes of this Agreement, the defined terms set forth below will have the meanings assigned to them:

     "AFFILIATE" means, with respect to any Person, any other Person that has a relationship with such Person whereby either of such Persons directly or indirectly Controls or is Controlled by or is Under Common Control with the other of such Persons; provided, however, that notwithstanding the foregoing and regardless of any relationship between them, Airline shall not be deemed to be an Affiliate of the Company.

     "AIR TRAVEL" means scheduled passenger air transportation services (i) within, between or among the United States, Canada and Mexico, or (ii) from the United States, Canada or Mexico to a different third country; provided, that the exit point (origin of travel) is in the United States, Canada, or Mexico.

     "AIR TRAVEL INFORMATION" has the meaning set forth in Section 2.1(a).

     "AIRLINE CHARTER ASSOCIATE" means Airline, and any other carrier that enters into an agreement with the Company substantially similar to this Agreement.

     "AIRLINE DATA" has the meaning set forth in Section 2.1(c).

     "AIRLINE INFORMATION" means airline schedules, fares, rules, seat availability or other flight information.

     "AIRLINE INTERNAL RESERVATION SYSTEM" means the computerized system used by Airline employees that contains information about the Schedules, Published Fares and Seat Availability of Airline, and provides Airline employees with the ability to make reservations or sell air transportation services offered by Airline to Airline customers.

     "AIRLINE INTERNAL RESERVATION SYSTEM FARES" means Fares that are offered for purchase by the general public through the Airline Internal Reservation System, but excluding Unpublished Fares.

     "AIRLINE INTERNET SITE" means an Internet site branded exclusively under Airline's trademark, service mark or trade name to Airline customers which contains information about the Schedules, Published Fares and Seat Availability of Airline, and provides Airline customers with the ability to review, make reservations or purchase air transportation services offered by Airline.

     "AIRLINE MARKS" has the meaning set forth in Section 5.

     "ALLIANCE PARTNER" means a Person with whom Airline has entered into either
(i) a codesharing arrangement whereby Airline markets and sells tickets using its two letter designator code in the carrier code box of a flight coupon for a flight where the other Person has operational control of the aircraft or vice versa or (ii) a reciprocal frequent flyer program relationship.

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     "ALLIANCE PARTNER SITE" means an Internet site branded exclusively by
Airline and any of its Alliance Partners under their airline alliance trademark, service mark or brand name and which contains information about the Schedules, Published Fares and Seat Availability of Airline and such Alliance Partners and provides customers of Airline and such Alliance Partners with the ability to review, make reservations or purchase air transportation services offered by Airline and such Alliance Partners.

     "AIRLINE SPONSOR" has the meaning set forth in the definition of "Unbiased Manner."

     "COMPANY SITE" means an Internet site branded under Company's trademark, service mark or brand name to Company customers that contains information about the Schedules, Published Fares and Seat Availability of Airline and other travel suppliers and provides Persons with the ability to make reservations or purchase air transportation services offered by Airline and other travel suppliers.

     "CONFIDENTIAL INFORMATION" means any proprietary information disclosed by either party to the other party pursuant to this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects, including any information which derives economic value, actual or potential, from not being generally known to, and not generally ascertainable by proper means by, other persons. Confidential Information will not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party without obligation of confidentiality at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure so that the disclosing party may seek an order protecting the information from public disclosure.

     "CONTROLS," "CONTROLLED" and the phrase "UNDER COMMON CONTROL" each means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, partnership interest, equity, by contract or otherwise.

     "CRS" means a "system" within the meaning of 14 C.F.R. Section 255.3.

     "CRS FARES" means Fares, excluding Unpublished Fares, that are published by Airline in all of the CRSs, other than the Company in the event that the Company is a CRS.

     "CUSTOMER" shall mean any (i) individual consumer, (ii) business traveler or (iii) entity that uses the Company Site to make travel decisions or purchase travel products or services on behalf of its employees, agents, contractors or authorized representatives for such entity's business travel purposes.

     "CUSTOMER REQUEST" means an informed affirmative request by a Customer to receive information about a specific promotion or sale or certain fares or rates of an airline carrier, to the exclusion of other airline carriers.

     "FARES" means prices charged by Airline for Air Travel where a Person's purchase of such Fares may be fulfilled through an electronic sales transaction via a CRS, Airline Internal Reservation System, Airline Internet Site, Alliance Partner Site or Internet Travel Provider Site.

     "IN-KIND PROMOTIONS" means advertising, marketing and promotions mutually agreed by the parties, including those described in EXHIBIT B.

     "INTERNATIONAL CARRIER" means an airline that is not a U.S. Carrier.

     "INTERNET" means the world wide web or other similar data transmission or communications system.

     "INTERNET FARES" means Fares that are offered for purchase by the general public through the Airline Internet Site or Internet Travel Provider Site, including without limitation, Fares offered to a targeted group of users of its Airline Internet Site, such as special Fares offered to such users by email, the Internet or through other electronic transmission where there is NO good faith effort by Airline (or a Person acting on behalf of Airline) to limit such Fares to a targeted group, but excluding Unpublished Fares.

     "INTERNET TRAVEL PROVIDER SITE" means an Internet site that offers access to information concerning Airline's Schedules, Published Fares and Seat Availability, and which is used by Persons to make reservations or purchase air transportation services offered by Airline in a Non- Opaque Manner. The Internet Travel Provider Site excludes the Company Site, the Airline Internet Site, the Alliance Partner Site and the Airline Internal Reservation System.

     "IPO" shall mean the initial public offering of Orbitz, Inc., a Delaware corporation.

     "IPO DATE" means the date of this Agreement and the date of the closing of the IPO.

     "LOSSES" shall mean any and all costs, demands, losses, claims (including any claim by a third party), liabilities, fines, penalties, assessments, damages, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in proceedings, claims, complaints, disputes, arbitrations, investigations, defense or settlement of any of the foregoing.

     "MARKET SHARE" means an amount calculated as a fraction, the numerator of which shall be Airline's available seat miles with a point of origin in North America for the most recent calendar year, as reported by OAG, and the denominator of which shall be 1.2 trillion available seat miles (1,200,000,000,000 ASMs). In the event that Airline does not publicly report the data to OAG needed to compute its Market Share amount as set forth above, then Company may obtain the necessary data from Airline or substitute another measurement that result in a comparable measurement of Airline's Market Share.

     "MFN BASIS" means that Airline shall offer Company commercial terms and conditions equal to or better than the most favorable terms and conditions offered by Airline to any other Internet Travel Provider Site; provided, that MFN Basis shall not obligate Airline to delay or forego a commercial opportunity due to Company's inability to proceed with a similar commercial transaction with Airline for technical, financial or other reasons.

     "NON-OPAQUE MANNER" means the provision to a Person of information concerning Airline products or services where the Person is able to see the identity, schedules, availability, fares and price offerings of Airline prior to the purchase of such products or services.

     "OPAQUE PRICING SYSTEM" means the provision to a Person through the Internet of information, reservations, booking and ticketing services concerning airlines where the Person is unable to identify the specific airline offering the travel product or service prior to the purchase of such products or services.

     "PERSON " means any individual, entity, firm, corporation, partnership, association, limited liability company, joint-stock company, trust or unincorporated organization.

     "PRIVATE FARES" means Fares filed in a private area of a CRS, Airline Internal Reservation System, Airline Internet Site, Alliance Partner Site, Company Site or Internet Travel Provider Site where access to such Fares is limited to a select group of travelers and there is a good faith effort by Airline (or a Person acting on behalf of Airline) to limit the sales of such Fares to the targeted group.

     "PROMOTIONAL FARES" means discounts offered by the Airline to the general public on Published Fares, including but not limited to dollar (or other currency) reductions, percentage discounts, fare discounts based on passenger miles ticketed (excluding frequent flyer or other affinity based promotions), companion Fares, buy-one-get-one free Fare offers and similar programs. Promotional Fares include net Fares and consolidator Fares offered by an Internet Travel Provider Site in a Non-Opaque Manner.

     "PUBLISHED FARES" means all Fares (excluding Unpublished Fares), including without limitation, (i) Fares offered for purchase to the general public through any CRS, (ii) Airline Internal Reservation System Fares, (iii) Internet Fares and (iv) Promotional Fares.

     "QUARTERLY REBATE" has the meaning set forth in Section 3.1.

     "SCHEDULES" means Airline's flight schedules for Air Travel as published in the Airline Internal Reservation System, the Airline Internet Site, a CRS or an Internet Travel Provider Site.

     "SEAT AVAILABILITY" means information provided with respect to the seats Airline holds out as available for sale to the general public on a particular flight in screen displays of the Airline Internal Reservation System or Airline Internet Site.

     "SERVICE ENHANCEMENTS" means any product or service offered by Airline to assist Persons in obtaining information about the Schedules, Published Fares, Seat Availability or other information of Airline, or to assist Persons in making or changing reservations or purchasing air transportation services offered by Airline, other than the basic display of information on Schedules, CRS Fares and Seat Availability available from a CRS.

     "SERVICE FEE REDUCTIONS" has the meaning set forth in the definition of "Unbiased Manner."

     "SERVICES" means activities related to Published Fares conducted by Company to Airline's benefit, including marketing, ticket distribution and customer service and support.

     "TERM" means the term of this Agreement, as described in Section 6.

     "TRAVEL REVENUE" means the gross revenue value, exclusive of taxes and other government charges (including but not limited to, passenger facility charges, excise taxes, arrival and departure fees and similar government imposed charges), of ticket sales on the Company Site.

     "UNBIASED MANNER" means the display of Airline Information in an integrated display, with the order of information in such integrated display determined on the basis of service criteria that do not reflect airline carrier identity and that are consistently applied to all airline carriers, including Airline, and to all markets and, for the avoidance of doubt, such order of information shall not be determined on the basis of any incentive payments or arrangements, commissions, fees or other consideration received directly or indirectly by or on behalf of the Corporation; PROVIDED, HOWEVER, that such order of information may take into account a reduction in the service fee charged by the Company to Customers purchasing an airline travel product (the "SERVICE FEE REDUCTION") if the Service Fee Reduction is paid or otherwise funded by such airline (the "AIRLINE SPONSOR") pursuant to an agreement between the Airline Sponsor and the Company so long as (a) the Airline Sponsor reimburses the Company for the full cost of the Service Fee Reduction; (b) all other airline carriers have the same opportunity to provide the Service Fee Reduction to their respective Customers;
(c) in the air display, the Company notifies Customer that the total fare displayed reflects the Service Fee Reduction; and (d) Service Fee Reductions are not eligible for credit toward the Airline Sponsor's marketing support obligations described in Section 2.2 hereof.

     "UNITED STATES" means the fifty (50) states of the United States of America plus the District of Columbia.

     "UNPUBLISHED FARES" means (i) Private Fares, (ii) Fares offered through an Opaque Pricing System and (iii) Fares not generally available for purchase by the general public, including but not limited to corporate discounted Fares, tour operator Fares, off-tariff Fares, group Fares, meeting and incentive Fares, Fares that require the purchase of another product or service, or any other Fares targeted to a select group of travelers such as Fares offered to members of a club, frequent flyer program or other membership organization where there is a good faith effort by Airline (or a Person acting on behalf of Airline) to limit the sale of such Fares to the targeted group. Unpublished Fares include net Fares and consolidator Fares offered through an Opaque Pricing System. It shall be presumed that such a good faith effort has been made where the purchase of such Fares requires that a purchaser enter a non-public password or code number provided to the targeted group in order to access the Fares.

     "U.S. CARRIER" means a person, corporation or other entity that holds air transportation certificate authority issued by the United States Department of Transportation (or its predecessor, the Civil Aeronautics Board) pursuant to 49 U.S.C. Section 41102 or Section 41103 to operate flights within the United States.

                                    EXHIBIT B

                  IN-KIND PROMOTIONS AND THEIR VALUATION METHOD

     In-Kind Promotions may include any of the following, in which event they will be valued as described in the table below:

                                                                     Method of Valuation (In the event that
                                                                   there is no independent or third party cost
                                                                      valuation available, then the mutual
              In-Kind Promotion                                     agreement method of valuation will apply)
COMPANY NAME/LOGO INCLUDED IN ADVERTISEMENTS                   PRINT:
   - Print (e.g. newspaper, magazine, billboard)               [(ad space allocated to COMPANY) / (total ad space)]
   - Television and cable                                      X cost of ad space
   - Radio
   - Internet (e.g. banner ads, button ads, links)             TELEVISION:
                                                               [(ad space allocated to COMPANY per frame) / (total
                                                               ad space per frame)] X (total cost per frame) X
                                                               (number of frames)

                                                               Note: If voice-over is provided, rate will be
                                                               increased 50% from the schedule above.

                                                               RADIO:
                                                               (duration of COMPANY mention) X (cost of ad time)

                                                               INTERNET:
                                                               [(ad space allocated to COMPANY) / (total ad space)]
                                                               X cost of ad space; or Value of ad space or link
                                                               provided, as determined by cost to other third parties;
                                                               or Mutually agreed on value; subject to independent
                                                               verification

COMPANY NAME/LOGO INCLUDED ON IN-FLIGHT COLLATERAL             Value of ad space provided, as determined by cost to
   - Ticket jackets                                            other third parties (e.g., through standard rate
   - In-flight magazine                                        cards or pricing); or
   - Destination guides
   - In-flight video                                           Mutually agreed on value; subject to independent
   - Timetables                                                verification
   - Insert car with meal
   - Boarding passes
   - Napkins
   - Menus

COMPANY NAME/LOGO INCLUDED IN DIRECT MAIL                      Value of ad space provided, as determined by cost to
   - Affinity program newsletter or statement                  other third parties (e.g., through standard rate cards or
   - Direct marketing campaigns                                pricing); or
   - Tickets sent by mail
   - Co-marketing promotions                                   Mutually agreed on value; subject to independent
                                                               verification

AFFINITY PROGRAM SUPPLEMENTS                                   If discounted, value of discount to total cost of
   - Free/discounted points/miles                              equivalent product to other third parties; or
   - Free/discounted inventory (e.g. tickets)
   - Free/discounted upgrades or other services                If free, value of product provided, as determined by
                                                               cost to other third parties; or

                                                               Mutually agreed on value; subject to independent
                                                               verification

PASSENGER DATABASE INFORMATION                                 Value of data provided, as determined by cost to
   - Affinity program names                                    other third parties (e.g. cost per name X number of
   - Competitive purchaser names (e.g. passengers              names provided); or
     who booked travel through another on-line
     agency)                                                   Mutually agreed on value; subject to independent
   - Other names, data, or contact information                 verification

SPECIAL PROMOTIONS                                             (Value of discount to next lowest published fare) X
   - Exclusive promotions or fares available only on           (number of discounted transactions booked through
     Company Site                                              Company Site); or

                                                               Mutually agreed on value; subject to independent
                                                               verification

   - Promotions or fares available only on Company             (Value of discount to next lowest published fare) X
     Site or Airline Site                                      (number of discounted transactions booked through
                                                               Company Site) X (75%); or

                                                               Mutually agreed on value; subject to independent
                                                               verification

   - Other                                                     The value of special promotions credited by Company
                                                               towards in-kind promotions will not exceed $1M in any
                                                               12 months period

                                    EXHIBIT C